The information in this free writing prospectus is not complete and may be changed.

This Free Writing Prospectus Is Subject to Completion

Free Writing Prospectus (To Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 April 17, 2012

US$[           ]

[CAPPED][FLOORED] [CALLABLE] [FIXED-TO-]FLOATING RATE NOTES DUE [           ]

Principal Amount:	US$	Issuer:	Barclays Bank PLC
Issue Price:	100%	Series:	Global Medium-Term Notes, Series A
Return at Maturity:

If you hold the Notes to maturity, you will receive at least 100% of your principal, subject to the creditworthiness of Barclays Bank PLC.  The Notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

Original Issue Date:
Original Trade Date:	Maturity Date:	[ ][, subject to Redemption at the Option of the Company (as set forth below).]
CUSIP:	Denominations:	Minimum denominations of US$[ ] and integral multiples of US$[ ] thereafter.
ISIN:
Interest Rate Type:	Day Count Convention:
☐ Regular Floating Rate ☐ Inverse Floating Rate (see page S-41 of the prospectus supplement for a description of inverse floating rate Notes)	☐ Actual/360 ☐ 30/360 ☐ Actual/Actual ☐ Actual/365	☐ NL/365 ☐ 30/365 ☐ Actual/366 ☐ Actual/252 or Business Days/252
Reference Asset/Reference Rate:
☐ CD Rate ☐ CMS Rate ☐ CMT Rate (Reuters Screen FRBCMT Page) ☐ Commercial Paper Rate ☐ Eleventh District Cost of Funds Rate	☐ Federal Funds (Effective) Rate ☐ Federal Funds (Open) Rate ☐ EURIBOR ☐ LIBOR Designated LIBOR Page: Reuters:	☐ Prime Rate ☐ Treasury Rate ☐ Other (see description in this free writing prospectus)
Index Maturity:
Interest Rate:

[For each Interest Period commencing on or after the Original Issue Date,  to but excluding [                 ]: the Initial Interest Rate]

[For each Interest Period [commencing on or after [     ]], the interest rate per annum will be equal to [Reference Rate [plus applicable Spread] [[minus applicable Spread] [times applicable Multiplier]] [applicable Spread minus Reference Rate [times applicable Multiplier]], subject to the applicable Minimum Interest Rate and applicable Maximum Interest Rate]

[For each Interest Period [commencing on or after [     ]], the interest rate per annum will be equal to [Reference Rate [plus applicable Spread] [[minus applicable Spread] [times applicable Multiplier]] [applicable Spread minus Reference Rate [times applicable Multiplier]], subject to the applicable Minimum Interest Rate and applicable Maximum Interest Rate]

Initial Interest Rate:	[[ ]% ] per annum
[Spread:]	For Interest Periods commencing on or after	Spread
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[Multiplier:]	For Interest Periods commencing on or after	Multiplier
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[Maxmum Interest Rate:	[From and including [ ], to but excluding [ ]]: [•]% per annum [From and including [ ], to but excluding [ ]]: [•]% per annum
[Minimum Interest Rate:	[From and including [ ], to but excluding [ ]]: [•]% per annum [From and including [ ], to but excluding [ ]]: [•]% per annum
Business Day:	☐ New York ☐ London ☐ Euro ☐ Other (_________________)	Business Day Convention:	☐ Following ☐ Modified Following ☐ Preceding ☐ Adjusted or ☐ Unadjusted
Interest Payment Dates:	☐ Monthly, ☐ Quarterly, ☐ Semi-Annually, ☐ Annually, payable in arrears on the [ ] day of each [ ], commencing on [ ] and ending on the Maturity Date or the Early Redemption Date, if applicable.
Interest Period:

The initial Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date.  Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date.  The final Interest Period will end on, but exclude, the Maturity Date (or the Early Redemption Date, if applicable).

Interest Reset Dates:	For each Interest Period [commencing on or after [ ]], the [ ] day of [ ] (or for the initial Interest Period (where no Initial Interest Rate is payable), the Original Issue Date).
Interest Determination Dates:	[ ] [New York] [London] Business Days prior to the relevant Interest Reset Date.
Survivor’s Option:

Upon request by the authorized representative of the beneficial owner of the Notes, we will repay those Notes prior to the Maturity Date following the death of the beneficial owner of the Notes, provided such Notes were acquired by the deceased beneficial owner at least six months prior to the date of the request.

The right to exercise this option will be subject to:

•              limitations on the aggregate dollar amount of exercises by all holders of the Notes offered by this free writing prospectus in any calendar year; and

•              a maximum permitted dollar amount of an individual exercise with respect to the Notes offered by this free writing prospectus by a holder of the Notes offered by this free writing prospectus in any calendar year.

For additional details regarding the Survivor’s Option, see “Risk Factors — Any Exercise of the Survivor’s Option May Be Limited in Amount and Any Repayments Made With Respect To a Survivor’s Option Will Not Be Made Immediately” and  “Description of Survivor’s Option” below.

[Redemption at the Option of the Company:

We may redeem your Notes, in whole [or in part], at the Redemption Price set forth below, on [any] [the] Interest Payment Date commencing on [                 ], provided we give at least [                 ] business days’ prior written notice to the trustee.  If we exercise our redemption option, the Interest Payment Date on which we so exercise will be referred to as the “Early Redemption Date”.]

[Redemption Price:

If we exercise our redemption option, you will receive on the Early Redemption Date the Early Redemption Price applicable to that Early Redemption Date, calculated as the percentage of the principal amount of the Notes set forth in the schedule below, together with any accrued and unpaid interest to but excluding the Early Redemption Date:]

Early Redemption Date	Early Redemption Price
[ ]	[ ]%
[ ]	[ ]%
[ ]	[ ]%
Settlement:	DTC; Book-entry; Transferable.
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Agent:	Barclays Capital Inc.

	Price to Public	Agent’s Commission (1)	Proceeds to Barclays Bank PLC
Per Note	%	%	%
Total	$	$	$

(1)

Barclays Capital Inc. will receive commissions from the Issuer equal to [      ]% of the principal amount of the notes, or $[      ] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Issuer Credit Risk” in this free writing prospectus.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Factors” below.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC. and this offering.  Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000312070.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

SELECTED RISK FACTORS

An investment in the Notes involves significant risks. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-6 of the prospectus supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

•                  Issuer Credit Risk— The Notes are our unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any principal protection provided at maturity, depends on our ability to satisfy our obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Notes.

•                  Reference Rate / Interest Payment Risk—Because the Interest Rate on the Notes (after any initial period during which a fixed Initial Interest Rate is payable) is a floating rate, you will be exposed to risks not associated with a conventional fixed-rate debt instrument.  These risks include fluctuation of the applicable Interest Rate and the possibility that, for any given Interest Period, you may receive a lesser amount of interest than for one or more prior Interest Periods.  We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.  In recent years, interest rates have been volatile, and volatility also could be characteristic of the future.  In addition, the floating Interest Rate for the Notes may be less than the floating rate payable on a similar Note or other instrument of the same maturity issued by us or an issuer with the same or a comparable credit rating.

•                  Maximum Interest Rate—If a Maximum Interest Rate is specified on the cover page hereof, the Interest Rate on the Notes for any Interest Period (on or after any applicable date specified on the cover page hereof) will be limited to the specified Maximum Interest Rate.  As a result, in the event that the Interest Rate otherwise calculated for any applicable Interest Period exceeds the Maximum Interest Rate, your interest payment for the relevant Interest Period will reflect the Maximum Interest Rate, and you will lose the benefit of any interest payment that would have been payable had such Maximum Interest Rate not been applicable.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of our affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients.  In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions.  The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  Barclays Wealth is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at

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any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Any Exercise of the Survivor’s Option May Be Limited in Amount and Any Repayments Made With Respect to a Survivor’s Option Will Not Be Made Immediately — The Survivor’s Option is a provision of the Notes pursuant to which we agree to repay the Notes, if requested by an authorized representative of the beneficial owner of the Notes, following the death of the beneficial owner of the Notes, provided that the Notes were acquired by the beneficial owner at least six months prior to the date of the request. Acceptance of an exercise of a Survivor’s Option and determinations regarding the eligibility and validity of any exercise of a Survivor’s Option will be at our sole discretion. We also have the discretionary right to apply a limit set to the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted by us from all authorized representatives of deceased beneficial owners of Notes offered by this free writing prospectus in any calendar year to an amount equal to 2% of the aggregate principal amount of Notes offered by this free writing prospectus outstanding as of the end of the most recent calendar year. In addition, we have the discretionary right to limit to $250,000 the aggregate principal amount of Notes offered by this free writing prospectus as to which exercises of the Survivor’s Option will be accepted by us from the authorized representative of any deceased beneficial owner of the Notes offered by this free writing prospectus in any calendar year. Accordingly, no assurance can be given that the valid exercise of a Survivor’s Option, if any, for a desired amount will be permitted in any single calendar year. In addition, as a result of the foregoing limitations, in some cases exercises of a Survivor’s Option may not result in any payment in the year that the Survivor’s Option has been exercised, or in one or more years subsequent to the year that the Survivor’s Option was first exercised.  Furthermore, Survivor’s Option claims that were subject to the foregoing limitations in one or more preceding year will be deemed to be tendered in a succeeding calendar year (subject to the satisfaction of the conditions specified below, including the submission of a Survivor’s Option Reaffirmation Form (as defined below)) and in such succeeding calendar year will again be subject to the limitations described above.  As a result, additional Survivor’s Option exercises made in any such succeeding calendar year are more likely to be limited by the limitations described above because the resubmission of the Survivor’s Option exercises that were subject to the limitations in preceding years may result in the limitation thresholds described above being reached earlier in succeeding calendar years.  These limitations and our discretion in applying any such limitations are discussed in more detail under the “Description of the Survivor’s Option” below.

If a valid request to exercise the Survivor’s Option is not fully accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph and in “Description of the Survivor’s Option” below, the Notes will be deemed to be tendered in the following calendar year only if an authorized representative of the deceased beneficial owner and any Financial Institution (as defined below) through which the beneficial ownership interest in the Notes is held by the deceased beneficial owner reaffirms the exercise of the Survivor’s Option by submitting a Survivor’s Option Reaffirmation Form (as defined below).  If a completed Survivor’s Option Reaffirmation Form is not submitted to the trustee within 10 business days following the delivery thereof by the trustee to the relevant Financial Institution through which the beneficial ownership interest in the Notes is held by the deceased beneficial owner, the election to exercise the Survivor’s Option will be deemed to have been withdrawn.  The requirements relating to Survivor’s Option Reaffirmation Forms are described in more detail under the heading “Description of the Survivor’s Option” below.

In addition, even if the Notes accepted for repayment pursuant to the valid exercise of a Survivor’s Option in a certain calendar year, you will not receive immediate repayment. Repayment on Notes so accepted will only be made on the first of two Survivor’s Option Payment Dates (either May 15 or November 15) that occurs 30 or more calendar days after the date of acceptance.

Whether you should exercise a Survivor’s Option if you meet the eligibility requirements to do so is a decision you will need to make in consultation with your investment, legal, accounting, tax and other advisers, after considering all the facts and circumstances of your situation. An additional consideration that you may wish to take into account is the prevailing secondary market prices for the notes, if any, at the time you are considering the exercise of the Survivor’s Option or the submission of a Survivor’s Option Reaffirmation Form. In some circumstances, such secondary market prices, if any, may be greater than the price you would receive upon the exercise of your Survivor’s Option. Accordingly, you should contact your advisers to determine the prevailing secondary market prices of the Notes, if any, in order to determine whether to sell the notes to a market

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participant at such secondary market prices, if any, or to exercise the Survivor’s Option to receive repayment at a price equal to 100% of the principal amount plus accrued and unpaid interest.

For additional details regarding the Survivor’s Option, see “Description of the Survivor’s Option” in this free writing prospectus.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the time to maturity of the Notes;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

HYPOTHETICAL INTEREST RATE AND INTEREST PAYMENT CALCULATIONS

As described above, after any initial Interest Periods for which the Initial Interest Rate is payable, the effective per annum Interest Notes payable on the Notes on each Interest Payment Date will be a floating rate calculated as described under Interest Rate above.  The following illustrates the process by which the Interest Rate and interest payment amount are determined for a particular Interest Period.

While the steps described below would be followed for any Notes issued hereunder, the examples provided below are for illustrative purposes only and do not, and do not purport to, describe all possible structures or interest payment possibilities for the Notes.  In particular, certain Notes may be subject to step-up or step-down features, pursuant to which the Spread and/or Multiplier, and therefore the resulting Interest Rate, may increase or decrease for different Interest Periods at certain specified intervals.

For purposes of these examples, we assume that the Notes are not subject to Redemption at the Option of the Company.  If the Notes were subject to Redemption at the Option of the Company and we exercise our redemption option, you will receive on the Early Redemption Date the Early Redemption Price applicable to that Early Redemption Date, calculated as described above.

Step 1: Determine the value of the Reference Rate for the Interest Period.

For each Interest Period, a per annum value for the Reference Rate is determined on the relevant Interest Reset Date by observing the applicable Reference Rate on the interest determination date relating to that Interest Reset Date.  For further information concerning the interest determination dates for the various Reference Rates, see “Interest Mechanics—How Floating Interest Rates Are Reset” in the prospectus supplement.

Step 2: Calculate the per annum Interest Rate for the Interest Period by applying any Spread or Multiplier, while taking into account any Minimum Interest Rate or Maximum Interest Rate for that Interest Period.

For each Interest Period, once the Calculation Agent has determined the value of the Reference Rate, the Calculation Agent will then determine the per annum Interest Rate for that Interest Period:

•                  in the case of a standard floating rate Note, the per annum Interest Rate will be determined taking the value of the Reference Rate, adding or subtracting any relevant Spread, multiplying it by any applicable Multiplier, and then assessing that value relative to any applicable Minimum Interest Rate or Maximum Interest Rate; and

•                  in the case of an inverse floating rate Note, the per annum Interest Rate will be determined by subtracting the value of the Reference Rate from the applicable Spread, multiplying it by any applicable Multiplier, and then assessing that value relative to any applicable Minimum Interest Rate or Maximum Interest Rate.

If a Minimum Interest Rate or Maximum Interest Rate is applicable to a particular Interest Period and the Interest Rate otherwise determined for that Interest Period would be less than the specified Minimum Interest Rate or greater than the Maximum Interest Rate, the Interest Rate for that Interest Period will be the Minimum Interest Rate or Maximum Interest Rate, as applicable.

Note that, under the particular terms of a given Note, the Spread, Multiplier, or any applicable Minimum Interest Rate or Maximum Interest Rate may increase or decrease for different Interest Periods

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Assuming the Reference Rate is 3-month LIBOR and the value of the Reference Rate (determined in the manner described above) is 3.00%, the following examples illustrate how the Interest Rate for the particular Interest Period would be calculated:

Example 1:                               The Note is a regular floating rate Note and the Interest Rate equals the Reference Rate plus or minus a specified Spread

Assuming that the Reference Rate is equal to 3.00% and the specified Spread is 0.50%, then the Interest Rate would be either 3.50% (if the Interest Rate is equal to the Reference Rate plus the Spread) or 2.50% (if the Interest Rate is equal to the Reference Rate minus the Spread).

Example 2:                               The Note is an inverse floating rate Note and the Interest Rate equals the Spread minus the Reference Rate

Assuming that the specified Spread is equal to 6.00% and the Reference Rate is equal to 3.00%, then the Interest Rate would be 3.00% (equal to the Spread minus the Reference Rate).

Example 3:  The Note is a regular floating rate Note and the Interest Rate equals the Reference Rate times a Specified Multiplier

Assuming that the Reference Rate is equal to 3.00% and the specified Multiplier is 1.5 (or 150%), then the Interest Rate would be 4.50% (equal to 3.00% times 1.5).

Example 4:  The Note is a regular floating rate Note and the Interest Rate equals the difference of the Reference Rate minus a specified Spread times a specified Multiplier

Assuming that the Reference Rate is equal to 3.00%, the specified Spread is 1.00% and the specified Multiplier is 2.0 (or 200%), and if the Interest Rate is equal to the Multiplier times the difference of the Reference Rate minus the Spread, then the Interest Rate would be 4.00% (equal to 2.00% (that is, 3.00% minus 1.00%) times 2.0).

Example 5:  The Note is an inverse floating rate Note and the Interest Rate equals the difference of the Spread minus the Reference Rate, times a specified Multiplier

Assuming that the specified Spread is 5.50%, the Reference Rate is equal to 3.00%, and the specified Multiplier is 2.0 (or 200%), and if the Interest Rate is equal to the Multiplier times the difference of the Spread minus Reference Rate, then the Interest Rate would be 5.00% (equal to 2.50% (that is, 5.50% minus 3.00%) times 2.0).

Example 6:  For examples 1-5 above, the applicable Interest Rate is subject to a Minimum Interest Rate or a Maximum Interest Rate

Assuming that the Interest Rate is subject to a Minimum Interest Rate of 3.25%, the Interest Rate otherwise calculated as 2.50% in Example 1 above and 3.00% in Example 2 above would not be payable since each is less than the Minimum Interest Rate of 3.0%.  Instead, the Interest Rate for the relevant Interest Period would be equal to the Minimum Interest Rate of 3.00%.

Assuming that the Interest Rate is subject to a Maximum Interest Rate of 4.25%, the Interest Rate otherwise calculated as 4.50% in Example 2 above and 5.00% in Example 5 above would not be payable since each is greater than the Maximum Interest Rate of 4.25%.  Instead, the Interest Rate for the relevant Interest Period would be equal to the Maximum Interest Rate of 4.25%.

Step 3: Calculate the interest payment amount payable for each Interest Payment Date.

For each Interest Period, once the Calculation Agent has determined the applicable per annum Interest Rate, the Calculation Agent will calculate the effective interest rate for that Interest Period by multiplying the per annum Interest Rate determined for that Interest Period by the applicable day count fraction.  The resulting effective interest rate is then multiplied by the relevant principal amount of the Notes to determine the actual interest amount payable on the related Interest Payment Date.

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DESCRIPTION OF SURVIVOR’S OPTION

Upon request by the authorized representative of the beneficial owner of the Notes, Barclays Bank PLC will repay those Notes prior to the Maturity Date following the death of the beneficial owner of the Notes (the ‘‘Survivor’s Option’’), provided such Notes were acquired by the deceased beneficial owner at least six months prior to the date of the request.  Upon the valid exercise of the Survivor’s Option and the proper tender of the Notes for repayment, Barclays Bank PLC, subject to the limitations described below, will repay such Notes, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the Notes plus accrued and unpaid interest to the date of repayment. For purposes of this section, a beneficial owner of Notes is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of such Notes, as well as the right to receive payment of the principal of the Notes.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the Notes under the laws of the applicable jurisdiction (including, without limitation, the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) (for purposes of this section, the authorized representative of a deceased beneficial owner shall be referred to as an “Authorized Representative”).

The death of a person holding a beneficial ownership interest in the Notes: (1) with any person in a joint tenancy with right of survivorship; or (2) with his or her spouse in tenancy by the entirety, tenancy in common, as community property or in any other joint ownership arrangement, will be deemed the death of a beneficial owner of those Notes, and the entire principal amount of the Notes (subject to the limitations described below) held in this manner will be subject to repayment by Barclays Bank PLC upon request.  However, the death of a person holding a beneficial ownership interest in Notes as tenant in common with a person other than his or her spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the Notes, and only the deceased beneficial owner’s percentage interest in the principal amount of the Notes will be subject to repayment.

If the ownership interest in the Notes is held by a nominee for a beneficial owner or by a custodian under a Uniform Gifts to Minors Act or Uniform Transfer to Minors Act, or by a trustee of a trust, or by a guardian or committee for a beneficial owner, the death of the beneficial owner of the Notes will constitute death of the beneficial owner for purposes of the Survivor’s Option, if the beneficial ownership interest can be established to the satisfaction of Barclays Bank PLC. In these cases, the death of the nominee, custodian, trustee, guardian or committee will not be deemed the death of the beneficial owner of the Notes for purposes of the Survivor’s Option.

Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust (however, a trust’s beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust); provided that the beneficiary has a current interest in the trust, which may be evidenced by a current right to receive distributions or other proceeds from the trust. The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust; however, only the death of all such individuals who are tenants by the entirety or joint tenants in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial ownership interest in the Notes, unless spouses are the tenants in common, in which case only the death of both spouses will be deemed the death of the beneficiary of the trust.

Barclays Bank PLC has the discretionary right to limit the aggregate principal amount of the Notes as to which exercises of the Survivor’s Option will be accepted by it from all authorized representatives of deceased beneficial owners of Notes offered by this free writing prospectus in any calendar year, to an amount equal to 2.0% of the aggregate amount of the Notes offered by this free writing prospectus, outstanding as of the end of the most recent calendar year (“Aggregate Put Limitation”).

Barclays Bank PLC also has the discretionary right to limit to $250,000 the aggregate principal amount of Notes offered pursuant to this free writing prospectus as to which exercises of the Survivor’s Option will be accepted by Barclays Bank PLC from the Authorized Representative for any individual deceased beneficial owner of such Notes in any calendar year (“Individual Put Limitation”, and together with the “Aggregate Put Limitation”, the “Put Limitations”).

In addition, the exercise of the Survivor’s Option (a) for a principal amount of less than $1,000 or (b) if such exercise would result in a Note with a principal amount of less than $1,000 outstanding, will not be permitted. If, however, the original principal amount of such Notes was less than $1,000, the Authorized Representative may exercise the Survivor’s Option, but only for the full principal amount of such Note.

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The application of the Put Limitations is at the sole and absolute discretion of Barclays Bank PLC.  We may establish internal policies and procedures for the application of the Put Limitations and may change any such policies and procedures from time to time, all in our sole discretion.  We may also elect in our sole discretion to waive the Put Limitations with respect to some beneficial owners without extending that waiver to other similarly situated beneficial owners.

Except as described below, any Notes (or portion thereof) tendered pursuant to a valid exercise of the Survivor’s Option may not be withdrawn. Tenders of Notes (or portions thereof) pursuant to valid exercises of the Survivor’s Option will be accepted in the order in which such Notes are received by the trustee, except for any Notes (or portion thereof) the acceptance of which would contravene any of the Put Limitations. Any Notes (or portion thereof) accepted for repayment pursuant to exercise of the Survivor’s Option will be repaid on the first Survivor’s Option Payment Date that occurs 30 or more calendar days after the date of the acceptance. A “Survivor’s Option Payment Date” means May 15 and November 15 of each calendar year. For example, if the acceptance date of Notes tendered pursuant to a valid exercise of the Survivor’s Option is May 10, 2013, we would repay, subject to the Put Limitations, such Notes (or portion thereof) on the Survivor’s Option Payment Date occurring on November 15, 2013, because the May 15, 2013 Survivor’s Option Payment Date would occur less than 30 days from the date of acceptance. If the Notes (or any portion thereof) tendered for repayment pursuant to a valid exercise of the Survivor’s Option (including through a Survivor’s Option Reaffirmation Form (as described below)) is not accepted, the trustee will deliver a notice by first-class mail to the Authorized Representative at the address set forth in the Survivor’s Option Documentation, that states the reason such Notes (or portion thereof) has not been accepted for repayment.  The procedures for obtaining payment on valid exercise of the Survivor’s Option that are not accepted as a result of the Put Limitations are described below.

If a Note tendered through a valid exercise of the Survivor’s Option (including through a Survivor’s Option Reaffirmation Form (as defined below) is not accepted by Barclays Bank PLC, the trustee, upon receipt of a valid written instruction from Barclays Bank PLC or its agent, will deliver a notice to the registered holder that states the reason that Note has not been accepted for repayment.

To obtain repayment of the Notes pursuant to exercise of the Survivor’s Option), an Authorized Representative and the broker or other entity through which the beneficial interest in the Notes is held by the deceased beneficial owner (the “Financial Institution”)  must complete the Survivor’s Option form of notice (“Form of Notice”), which is attached hereto as Appendix A, and the Authorized Representative must provide to the Financial Institution the following items (collectively, the “Survivor’s Option Documentation”):

•                  a completed Form of Notice, using the form attached hereto as Appendix A, including the certifications that:

(a)   the deceased was the beneficial owner of the Notes at the time of death and his or her interest in the note was acquired by the deceased beneficial owner at least six months prior to the date of the request;

(b)   the death of such beneficial owner has occurred and the date of such death;

(c)    the Authorized Representative has authority to act on behalf of the deceased beneficial owner and has requested repayment of the Notes;

(d)    the Financial Institution currently holds such Notes as a direct participant or indirectly through a participant in DTC

•                  if the beneficial ownership interest in the Notes is held (a) with any person in a joint tenancy with right of survivorship, (b) with the deceased beneficial owner’s spouse in tenancy by the entirety, tenancy in common, as community property or in any other joint ownership arrangement, or (c) as tenant in common with a person other than his or her spouse, evidence satisfactory to Barclays Bank PLC of such relationship;

•                  if the beneficial ownership interest in the Notes is held by a nominee or trustee of, custodian for or other person in a similar capacity to the deceased beneficial owner, a certificate satisfactory to Barclays Bank PLC from such nominee, trustee, custodian or similar person attesting to the deceased’s current beneficial ownership in such Notes;

•                  tax certifications and such other instruments or documents that the Barclays Bank PLC may reasonably require in order to establish the validity of the beneficial ownership of the Notes and the claimant’s entitlement to payment; and

•                  any additional information Barclays Bank PLC may reasonably require to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make

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the election and to cause the repayment of the Notes.

In turn, the Financial Institution will provide to the trustee, and the trustee will forward to Barclays Bank PLC, the Survivor’s Option Documentation.  Upon acceptance by Barclays Bank PLC, the trustee will be responsible for disbursing any payments to DTC, pursuant to exercise of the Survivor’s Option, to be forwarded by DTC to the appropriate Financial Institution for disbursement to the Authorized Representative.

In the event that a valid exercise of a Survivor’s Option is not accepted, or is not fully accepted, by us in a particular calendar year due to the application of the Put Limitations, we will forward to the trustee a Survivor’s Option Reaffirmation Form, which is attached hereto as Appendix B (a “Survivor’s Option Reaffirmation Form”), relating to the relevant Notes, which shall include the identification number assigned by the trustee to each Survivor’s Option request upon receipt by it that relates to the relevant Notes and the request to exercise the Survivor’s Option, or such other code used by the trustee to track and identify Survivor’s Option requests. We intend to deliver to the trustee such Survivor’s Option Reaffirmation Form by January 15 of each succeeding calendar year until the full amount of the Survivor’s Option has been paid (each such year shall be referred to in this section as a “Succeeding Year”).  The trustee will in turn forward the Survivor’s Option Reaffirmation Form to the relevant Financial Institution on or before February 5 of each Succeeding Year.

All tendered Notes that are not accepted in any calendar year due to the application of the Put Limitations will be considered to be tendered in the following calendar year only if an Authorized Representative and the relevant Financial Institution reaffirm the intent to exercise the Survivor’s Option by marking the appropriate box in the Survivor’s Option Reaffirmation Form and returning a completed copy thereof along with a copy of the previously submitted Survivor’s Option Documentation to the trustee within 10 business days following the delivery by the trustee of the Survivor’s Option Reaffirmation Form. The Financial Institution will provide to the trustee, and the trustee will forward to Barclays Bank PLC, the Survivor’s Option Reaffirmation Form along with a copy of the previously submitted Survivor’s Option Documentation. Upon acceptance by Barclays Bank PLC, the trustee will be responsible for disbursing any payments to DTC, pursuant to the exercise of the Survivor’s Option, to be forwarded by DTC to the appropriate Financial Institution for disbursement to the Authorized Representative.

If the Financial Institution (on behalf of the Authorized Representative) marks the box in the Survivor’s Option Reaffirmation Form indicating an intent to withdraw an election to exercise the Survivor’s Option, the request to exercise the Survivor’s Option will be withdrawn.  In addition, if a completed Survivor’s Option Reaffirmation Form is not returned to the trustee within 10 business days following its delivery by the trustee, the request to exercise the Survivor’s Option will be deemed to have been withdrawn.

In the event that a request to exercise a Survivor’s Option is withdrawn or deemed to have been withdrawn, a request to exercise the Survivor’s Option may be reinstated only by completion of a new Form of Notice and resubmission of the other Survivor’s Option Documentation that is required in connection with a request to exercise a Survivor’s Option pursuant to the paragraphs above.  Any such subsequent resubmission will again be subject to the conditions for exercise of a Survivor’s Option as well as Put Limitations.

The amount that will be eligible for repayment pursuant to a valid submission of a Survivor’s Option Reaffirmation Form will be equal to the difference between the amount specified in the initial request to exercise the Survivor’s Option less any portion of that amount actually repaid.  No amounts that are greater or less than such difference may be submitted for repayment pursuant to a Survivor’s Option Reaffirmation Form.  Amounts accepted for repayment following a submission of a Survivor’s Option Reaffirmation Form will be repaid, subject to the Put Limitations, on the Survivor’s Option Payment Date that occurs 30 or more calendar days after the date of the acceptance by us of the request for repayment set forth in the Survivor’s Option Reaffirmation Form.

For the avoidance of doubt, a Survivor’s Option Reaffirmation Form will be accepted only if it is executed by a person who would be considered an Authorized Representative as of the date of the Survivor’s Option Reaffirmation Form and by the relevant Financial Institution.  All repayment requests included in a Survivor’s Option Reaffirmation Form will be subject to the Put Limitations.

In respect of the exercise of any Survivor’s Option, separate Forms of Notice and Survivor’s Option Reaffirmation Forms, as the case may be, are required to be delivered to the Document Administrator by the Financial Institution for each CUSIP.

During any time in which the Notes are not represented by a global note and are issued in definitive form:

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•                              all references in this section to participants and DTC, including the DTC’s governing rules, regulations and procedures, will be deemed inapplicable;

•                              all determinations that the DTC participants are required to make as described in this section will be made by Barclays Bank PLC, including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the Notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner; and

•                              all redemption requests, to be effective, must:

•                  be delivered by the representative to Barclays Bank PLC and to the trustee;

•                  be made by completing the Form of Notice (including all exhibits thereto) or a Survivor’s Option Reaffirmation Form, as the case may be, in accordance with the related instructions; and

•                  be accompanied by, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a redemption request. If the record holder of the Note is a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased’s ownership of a beneficial interest in the Note must also be delivered.

Barclays Bank PLC retains the right to further limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted from all authorized representatives of deceased beneficial owners and from the authorized representative for any individual deceased beneficial owner in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option generally will be determined by Barclays Bank PLC, which determination will be final and binding on all parties.

Whether you should exercise a Survivor’s Option if you meet the eligibility requirements to do so is a decision you will need to make in consultation with your investment, legal, accounting, tax and other advisers, after considering all the facts and circumstances of your situation. Another consideration that you may wish to take into account is the prevailing secondary market prices for the notes, if any, at the time you are considering the exercise of the Survivor’s Option or the submission of a Survivor’s Option Reaffirmation Form. In some circumstances, such secondary market prices, if any, may be greater than the price you would receive upon the exercise of your Survivor’s Option. Accordingly, you should contact your advisers to determine the prevailing secondary market prices of the notes, if any, in order to determine whether to sell the notes to a market participant at such secondary market prices, if any, or to exercise the Survivor’s Option to receive repayment at a price equal to 100% of the principal amount plus accrued and unpaid interest.

Forms for the exercise of the Survivor’s Option are attached hereto and may be obtained from The Bank of New York Mellon, London Branch, One Canada Square, Canary Wharf, London E 14 5AL, England.

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UNITED STATES FEDERAL INCOME TAX TREATMENT

The following discussion supplements the discussion in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations” and supersedes it to the extent inconsistent therewith.  The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

Notes With a Term of More than One Year

If the Notes have a term of more than one year and are described under the heading “—Variable Rate Debt Instruments” below, then we intend to treat the Notes as variable rate debt instruments subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Variable Rate Debt Instruments” in the prospectus supplement.  If the Notes are treated as variable rate debt instruments, they may be issued with original issue discount as described under the headings “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Original Issue Discount” and “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Variable Rate Debt Instruments” in the prospectus supplement.  For purposes of obtaining the issue price of the Notes to determine whether the Notes were issued with original issue discount, you may call Director — Structuring, Investors Solutions Americas at (212) 412-1101.  In addition, if the Notes are variable rate debt instruments and you purchase your Note at a discount or premium to its adjusted issue price as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Market Discount and Premium” in the prospectus supplement, you should consider the rules described in that section.

If the Notes are not described under the heading “—Variable Rate Debt Instruments” below and have a term in excess of one year, then we intend to treat the Notes as “contingent payment debt instruments” subject to taxation as described under “—Contingent Payment Debt Instruments” below and under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the prospectus supplement.  Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

Variable Rate Debt Instruments

In general, a Note will be treated as a variable rate debt instrument if the issue price of the Note (as described below) does not exceed the total amount of noncontingent principal payments on the Note by more than the product of the principal payments and the lesser of (i) 15 percent or (ii) the product of 1.5 percent and the number of complete years of the Note’s term (or its weighted average maturity in the case of a Note that is an installment obligation), and the Note does not provide for any stated interest other than stated interest paid or compounded at least annually at a qualifying variable rate which is (i) one or more “qualified floating rates,” (ii) a single fixed rate and one or more qualified floating rates, (iii) a “single objective rate,” or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate” (each as described below).

The issue price of Notes generally is the first price at which a substantial amount of the Notes is sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), excluding pre-issuance accrued interest.  In general, a qualified floating rate is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated and is set at a “current value” Of that rate.  A current value is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day.

A multiple of a qualified floating rate is generally not a qualified floating rate unless it is either:

•                  a product of a qualified rate times a fixed multiple greater than 0.65 but not more than 1.35, or

•                  a multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.

Certain combinations of rates are treated as a single qualified floating rate, including (i) interest stated at a fixed rate for an initial period of one year or less followed by a qualified floating rate if the value of the floating rate at the issue date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note.  A combination of these rates is generally treated as a single qualified floating rate if the values of all rates on the issue date are within 0.25 percentage points of each other.  A

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variable rate that is subject to an interest rate cap, floor or similar restriction on rate adjustment is treated as a qualified floating rate only if the restriction is fixed throughout the term of the Note, or is not reasonably expected as of the issue date to cause the yield on the Note to differ significantly from its expected yield absent the restriction.

An objective rate is, in general, a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within the issuer’s control (or the control of a party that is related to the Issuer) or that is unique to the issuer’s circumstances (or those of a related party)).  An objective rate must be set at a current value of that rate.  The U.S. Internal Revenue Service may designate other variable rates that will be treated as objective rates.  However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note’s term will differ significantly from the average value of such rate during the final half of its term.  A combination of a fixed rate of stated interest for an initial period of one year or less followed by an objective rate is treated as a single objective rate if the value of the objective rate at the issue date is intended to approximate the fixed rate; such a combination of rates is generally treated as a single objective rate if the objective rate on the issue date does not differ from the fixed rate by more than 0.25 percent.  An objective rate is, in general, a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding any interest rate cap, floor, or similar restriction on rate adjustment that is fixed throughout the term of the Note, or is not reasonably expected as of the issue date to cause the yield on the Note to differ significantly from its expected yield absent the restriction).

Contingent Payment Debt Instruments

If the Notes are contingent payment debt instruments, you may obtain the comparable yield and the projected payment schedule by requesting them from Director — Structuring, Investor Solutions Americas, at (212) 412-1101.  The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Notes.

Notes With a Term of One Year or Less

If the Notes have a term of one year or less, we intend to treat the Notes as short-term obligations, as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the prospectus supplement.

3.8% Medicare Tax On “Net Investment Income”

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments, any original issue date, and any gain realized with respect to the Notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return.  U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Information Reporting

Holders that are individuals (and, to the extent provided in future regulations, entities) may be may be required to disclose information about their Notes on IRS Form 8938—“Statement of Specified Foreign Financial Assets” if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000.  Significant penalties can apply if a holder fails to disclose its specified foreign financial assets.  We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

Non-U.S. Holders

Barclays currently does not withhold on interest payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on such payments at a 30% rate, unless non-U.S. holders have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8.  In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

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PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

For additional ERISA considerations, see “Employee Retirement Income Security Act” in the prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes of a particular series may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”).  For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

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US$

BARCLAYS BANK PLC

[CAPPED][FLOORED] [CALLABLE] [FIXED-TO-]FLOATING RATE NOTES DUE

GLOBAL MEDIUM-TERM NOTES, SERIES A

(TO PROSPECTUS DATED AUGUST 31, 2010, AND THE
PROSPECTUS SUPPLEMENT DATED MAY 27, 2011)

Appendix A

SURVIVOR’S OPTION FORM OF NOTICE

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

CUSIP NUMBER: [    ]

To: Barclays Bank PLC:

The undersigned financial institution (the “Financial Institution”) represents the following:

•                  The Financial Institution has received a request for repayment from the executor or other authorized representative (the “Authorized Representative”) of the deceased beneficial owner listed below (the “Deceased Beneficial Owner”) of $______________ Global Medium-Term Notes, Series A (CUSIP No.       ) (the “Notes”).

•                  At the time of his or her death, the Deceased Beneficial Owner owned Notes in the principal amount listed below, and the Financial Institution currently holds such Notes as a direct or indirect participant in The Depository Trust Company (the “Depositary”).

•                  The Deceased Beneficial Owner had purchased such Notes (either in an initial or subsequent sale of the Notes) at least six months prior to the date of his or her death.

The Financial Institution represents, to the best of its knowledge, the following:

• Attached here to as Exhibit A are valid, true and correct copies of the death certificate or other instrument duly evidencing the death of the Deceased Beneficial Owner.

• Attached hereto as Exhibit B are valid, true and correct copies of an instrument that duly evidences the authority of the Authorized Representative to exercise the Survivor’s Option on behalf of the Deceased Beneficial Owner..

• Attached hereto as Exhibit C are valid, true and correct copies of the written payment request of the Authorized Representative.

• Attached hereto as Exhibit D are valid, true and correct copies of tax waivers or other instruments or documents that establish the validity of beneficial ownership of the Notes for the six month period prior to the date of the death of the Deceased Beneficial Owner and the claimant’s entitlement to payment.

The Financial Institution agrees to the following terms:

•                  The Financial Institution shall follow the instructions (the “Instructions”) accompanying this Survivor’s Option Form of Notice (the “Form”).

•                  The Financial Institution shall make all records specified in the Instructions supporting the above representations available to Barclays Bank PLC (the “Bank”) for inspection and review within five business days of the Bank’s request.

•                  If the Financial Institution or the Bank, in either’s reasonable discretion, deems any of the records specified in the Instructions supporting the above representations unsatisfactory to substantiate a claim for repayment, the Financial Institution shall not be obligated to submit this Form, and the Bank may deny repayment. If the Financial Institution cannot substantiate a claim for repayment, it shall notify the Bank immediately.

•                  Other than as described in the free writing supplement or related pricing supplement (the “Disclosure Document”), repayment elections may not be withdrawn.

•                  The Financial Institution agrees to indemnify and hold harmless the Bank against and from any and all claims, liabilities, costs, losses, suits and damages resulting from the Financial Institution’s above representations and request for repayment on behalf of the Authorized Representative.

(1)

Name of Deceased Beneficial Owner

(2)

Date of Death

(3)

Name of Authorized Representative Requesting Repayment

(4)

Signature of Authorized Representative Requesting Repayment

(5)

Name of Financial Institution Requesting Repayment

(6)

Signature of Representative of Financial Institution Requesting Repayment

(7)

Principal Amount of Requested Repayment

(8)

Date of Election

(9)  Financial Institution Representative:

Name:

Phone Number:

Fax Number:

Mailing Address (no P.O. Boxes):

Email Address:

Participant DTC Number:

(10) Wire instructions for payment:

Bank Name:

ABA Number:

Account Name:

Account Number:

Reference (optional):

TO BE COMPLETED BY THE BANK:

(A) Election Number*:

(B) Delivery and Payment Date:

(C) Principal Amount:

(D) Accrued Interest:

(E) Date of Receipt of Form by the Bank:

(F) Date of Acknowledgment by the Bank:

* To be assigned by the Bank upon receipt of this Form. An acknowledgment, in the form of a copy of this document with the assigned Election Number, will be returned to the party and location designated on line (9) above.

INSTRUCTIONS FOR COMPLETING SURVIVOR’S OPTION FORM OF NOTICE

Capitalized terms used and not defined herein have the meanings defined in the accompanying Survivor’s Option Form of Notice.  The terms of the repayment option are governed by the relevant free writing prospectus and/or the related pricing supplement (the free writing prospectus and/or the related pricing supplement are hereinafter, individually and/or collectively, as the case may be, referred to as the “Disclosure Document”) that the beneficial owner received at the time he, she or it purchased the Notes.  In the event of any inconsistencies, the Disclosure Document will govern.

A. Collect and retain (1) satisfactory evidence of the authority of the Authorized Representative, (2) satisfactory evidence of death of the Deceased Beneficial Owner, (3) satisfactory evidence that the Deceased Beneficial Owner beneficially owned, at the time of his or her death, and had owned for a period of at least six months prior to death, the Notes being submitted for repayment and (4) any necessary tax waivers.

For purposes of determining whether the Bank will deem Notes beneficially owned by an individual at the time of death, the following rules shall apply:

•                  The death of a person holding a beneficial ownership interest in the Notes: (1) with any person in a joint tenancy with right of survivorship; or (2) with his or her spouse in tenancy by the entirety, tenancy in common, as community property or in any other joint ownership arrangement, will be deemed the death of a beneficial owner of those Notes, and the entire principal amount of the Notes held in this manner will be subject to repayment by Barclays Bank PLC upon request.  However, the death of a person holding a beneficial ownership interest in Notes as tenant in common with a person other than his or her spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the Notes, and only the deceased beneficial owner’s percentage interest in the principal amount of the Notes will be subject to repayment.

•                  Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust (however, a trust’s beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust). The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust; however, only the death of all such individuals who are tenants by the entirety or joint tenants in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial interest in the Note, unless a husband and wife are the tenants in common, in which case only the death of both husband and wife will be deemed the death of the beneficiary of the trust.

•                            The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interest in a Note will be deemed the death of the beneficial owner of that Note, regardless of the registration of ownership, if such beneficial interest can be established to the satisfaction of Barclays Bank PLC. Such beneficial interest will exist in many cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Gift to Minors Act and community property or other joint ownership arrangements between spouses. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of a Note, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on a Note.

1.               Indicate the name of the Deceased Beneficial Owner on line (1).

2.               Indicate the date of death of the Deceased Beneficial Owner on line (2).

3.               Indicate the name of the Authorized Representative requesting repayment on line (3).

4.               Instruct the Authorized Representative to sign on line (4).

5.               Indicate the name of the Financial Institution requesting repayment on line (5).

6.               Affix the authorized signature of the Financial Institution’s representative on line (6). THE SIGNATURE MUST BE MEDALLION SIGNATURE GUARANTEED.

7.               Indicate the principal amount of Notes to be repaid on line (7).

8.               Indicate the date this Form was completed on line (8).

9.               Indicate the name, mailing address (no P.O. boxes, please), telephone number and facsimile-transmission number of the party to whom the acknowledgment of this election may be sent on line (9).

10.         Indicate the wire instruction for payment on line (10).

11.         Leave lines (A), (B), (C), (D), (E) and (F) blank.

12.         Mail or otherwise deliver an original copy of the completed Form to:

Physical presentations should be mailed to:

The Bank of New York Mellon

Global Corporate Trust Service - Survivor Options Processing

2001 Bryan Street - 9th floor

Dallas, Texas 75201

Inquiries should be addressed to:

Telephone: 1-800-254-2826

Written: Survivor_Options@bnymellon.com

Appendix B

SURVIVOR’S OPTION REAFFIRMATION FORM

BARCLAYS BANK PLC

Global Medium-Term Notes, Series A

Trustee I.D. Number: ______________

CUSIP NUMBER: ________________

To: Barclays Bank PLC:

☐   The undersigned financial institution (the “Financial Institution”) affirms that the executor or other authorized representative (the “Authorized Representative”) of the deceased beneficial owner listed below (the “Deceased Beneficial Owner”) of $______________ Global Medium-Term Notes, Series A (CUSIP No.       ) (the “Notes”) has reaffirmed its original request for repayment of $__________ of the Notes.  The original request for repayment is attached as Exhibit A (the “Survivor’s Option Form of Notice”).

Wire Instructions (if different from the Wire Instructions included in the Survivor’s Option Form of Notice):

________________________

________________________

☐  The undersigned Financial Institution affirms that Authorized Representative has withdrawn its request for repayment of $ ____________ of the Notes.

The undersigned Financial Institution hereby agrees and acknowledges that by execution of this Survivor’s Option Reaffirmation Form it is deemed to have remade as of the date hereof the representations, agreements and covenants contained in the Survivor’s Option Form of Notice that accompanies this Survivor’s Option Reaffirmation Form.

FAILURE TO SUBMIT THIS SURVIVOR’S OPTION REAFFIRMATION FORM WITHIN 10 BUSINESS DAYS TO THE TRUSTEE WILL BE DEEMED TO CONSTITUTE WITHDRAWAL.

Physical presentations should be mailed to:

The Bank of New York Mellon

Global Corporate Trust Service - Survivor Options Processing

2001 Bryan Street - 9th floor

Dallas, Texas 75201

Inquiries should be addressed to:

Telephone: 1-800-254-2826

WRITTEN: SURVIVOR_OPTIONS@BNYMELLON.COM

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Sincerely,

Financial Institution

Name: _______________________

Title: _________________________

Date: ________________________

_________________________________________________

Signature of Representative of Financial Institution

Financial Institution DTC Participant Number: _______________________

Financial Institution Email Address: __________________________

Consented to by:

Authorized Representative

Name: _______________________

Date: ________________________

_______________________________________________________

Signature of Representative of Authorized Representative

Name of Deceased Beneficial Owner: _________________________

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